     NARA BANCORP, INC. ANNOUNCES 33% INCREASE IN 2004 SECOND QUARTER INCOME

LOS ANGELES - July 21, 2004 - Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A., today announced preliminary unaudited financial results for 2004 second quarter. The Company reported net income of $4.5 million, or $0.19 per diluted share, for the quarter ended June 30, 2004 compared with $3.4 million, or $0.15 per diluted share for the same quarter last year.

Second Quarter Highlights:

      General

            -     Opened 16th Full Service Branch in Rowland Heights, California

            - Improved efficiency ratio to 54.94% compared with 57.38% for second quarter of 2003

            -     19.26% ROE compared with 19.33% for second quarter of 2003

            -     1.36% ROA compared with 1.31% for second quarter of 2003

            - Declared $0.0275 quarterly dividend, an increase of 10% from the previous quarter

      Balance Sheet Items - June 30, 2004 compared with June 30, 2003

            -     $295 million loan growth, or 36%, to $1,105 million

            -     $358 million deposit growth, or 41%, to $1,221 million

            - Low 0.37% non-performing assets to total assets ratio compared with 0.44%

      Income Statement Items - Second Quarter of 2004 compared with Second Quarter of 2003

            - 33% increase in net income to $4.5 million compared with $3.4 million

            -     23% increase in diluted EPS to $0.19 compared with $0.15

            - 21% increase in interest income to $18 million compared with $15 million

            - 2% increase in interest expense to $4.2 million compared with $4.1 million

            - 11% increase in non-interest income to $5.4 million compared with $4.9 million

            - 17% increase in non-interest expense to $10.7 million compared with $9.1 million

Financial Summary

The Company reported net income for the second quarter of $4.5 million, or $0.19 per diluted earnings per share compared with $3.4 million, or $0.15 per diluted earnings per share for the second quarter of 2003.

The resulting annualized return on average assets for the second quarter ended June 30, 2004 was 1.36%, and the annualized return on average equity was 19.26%. The annualized ROA and ROE for the second quarter of 2003 were 1.31% and 19.33%, respectively. The efficiency ratio was 54.94% in the second quarter of 2004 compared with 57.38% for the corresponding period of the previous year. Excluding the interest rate hedge valuation loss of $1.0 million and other than temporary security impairment charges of $123,000, 2004 second quarter efficiency ratio was 51.59%.

Benjamin Hong, President and Chief Executive Officer, commented, "We are pleased with another strong financial performance during the second quarter of 2004. Our consistent earnings and loan growths reflect our management's success in executing our focused business plans. We are experiencing strong loan and deposit growth from the branches that were opened during the past few years. Such continued growth should contribute to improving our efficiency and competitiveness in the market place. Based on our strong second quarter earnings, after adjusting for our recent two-for-one stock split, we are increasing our earnings guidance for the full year 2004 to a range of $0.75 to $0.77 from our previous guidance of $0.74 to $0.76."

Net Income and Net Interest Income

Net income increased by 33% to $4.5 million for the quarter ended June 30, 2004 from $3.4 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income for the second quarter of 2004 increased by $3.0 million, or 27%, to $14.0 million compared with $11.0 million in the same period of 2003. This increase is primarily due to $273 million increase in average balance of interest earning assets. Net interest margin decreased to 4.54% for the second quarter of 2004 compared with 4.74% for the same period in 2003 primarily due to a decrease in market interest rates. Based on the recent 25 basis point increase in Fed Funds rate and assuming a stable interest rate environment, management anticipates 4.65% net interest margin for the second half of 2004.

Non-interest Income

Non-interest income increased $530,000 to $5.4 million for the quarter ended June 30, 2004 compared with $4.9 million for the corresponding quarter of 2003. The increase was primarily due to an increase in service charge on deposits, gain on sales of SBA and other loans offset by losses recognized on the valuation of interest rate hedges. During the second quarter of 2004, service charge on deposits increased $157,000, or 8%, to $2.0 million compared with $1.9 million in the second quarter of 2003. Gain on sales of SBA and other loans increased $1.4 million to $2.2 million compared with $837,000 in the second quarter of 2003. Valuation losses on interest rate hedging activities were $1.0 million for the second quarter of 2004 compared with gains of $280,000 for the second quarter of 2003.

Non-interest Expense

Non-interest expense for the second quarter increased by $1.6 million, or 17%, to $10.7 million from $9.1 million for the corresponding quarter of 2003. During the second quarter of 2004, personnel expense increased $272,000 to $5.5 million from $5.2 million, occupancy expenses increased $240,000 to $1.3 million, and professional fees increased $309,000 to $766,000. Personnel expenses increased due to hiring of additional staffs required to support the growth of the bank. Occupancy expenses increased due to the opening of three new branches subsequent to the second quarter of 2003. Professional fees increased due to the increases in business and loan referral fees.

Loan Growth

Loans increased $104 million, or 20% annualized, to $1,105 million at June 30, 2004 from $1,001 million at December 31, 2003. Loans increased $295 million, or 36%, compared with the balance at June 30, 2003.

Loan growth primarily came from the commercial and real estate loans. Real estate loans increased $67 million to $643 million and Commercial loans increased $26 million to $265 million compared with December 31, 2003. Trade finance increased $1 million to $64 million, SBA loans increased $9 million to $71 million, Consumer loans increased $2 million to $65 million compared with the balances at December 31, 2003. During the second quarter of 2004, SBA department originated $31 million in loans and sold $21 million.

Credit Quality

Total non-performing assets decreased $377,000 to $5.2 million at June 30, 2004 compared with $5.6 million at December 31, 2003. Net loan charge-offs were $568,000 or an annualized net loan charge-off ratio of 0.21% during the second quarter of 2004 compared with $459,000 or an annualized net loan charge-off ratio of 0.24% for the corresponding period of the prior year. Net charge-offs for the first six months of 2004 were $975,000 or an annualized ratio of 0.18% compare with $810,000 or 0.21% for the same period last year. The Bank provided $1.3 million in provisions for loan losses during the second quarter of 2004 compared with $1.1 million for the same quarter of 2003 which brought the allowance for loan losses to $14 million, or 1.29% of the gross loans, at June 30, 2004 compared with $12 million, or 1.25%, at December 31, 2003.

Securities

Securities, including those available for sale and held to maturity, totaled $127 million at June 30, 2004, a decrease of $1.6 million, compared with December 31, 2003. During the second quarter, the Company purchased $15.0 million in securities, sold $5.6 million, and $5.3 million matured.

Deposits

Deposits increased $159 million, or an annualized rate of 30%, to $1,221 million at June 30, 2004 compared with $1,061 million at December 31, 2003. The growth in deposits is the result of continued successful marketing efforts and the maturing of the new branches that were opened during the past several years. Deposits increased $358 million, or 41%, compared with June 30, 2003 figures. The average cost of deposits for the quarter ended June 30, 2004 decreased to 1.19% from 1.56% for the three months ended June 30, 2003 as a result of increases in non-interest bearing deposits and the decreases in market interest rates.

Income Taxes

The effective tax rate for the second quarter ended June 30, 2004 was 39.1% compared with 39.8% for the same period of 2003. Management anticipates that the Company's tax rate for 2004 will be approximately 39%.

Capital

Stockholders' equity increased by $5.5 million, or 6%, to $90.5 million at June 30, 2004 compared with $85.0 million at December 31, 2003. The Tier 1 Leverage Ratio of the Company was 8.69% at June 30, 2004 compared with 8.84% at December 31, 2003. The total risk based capital ratio of the Company was 12.18% compared with 11.78% at December 31, 2003. The Company's capital ratios exceed regulatory requirements, and the Company continues to be categorized as "Well Capitalized."

Second Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Thursday, July 22, 2004, at 8:00 a.m. Pacific time to discuss the financial results of the second quarter. The webcast will be available through a link on the Investor Relations page of the Company's website at www.narabank.com and may be accessed through CCBN at www.companyboardroom.com. The dial in number is (800) 435 - 1261 and the passcode is 38727899. If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full-service commercial bank headquartered in Los Angeles with twenty-four branches and offices in the United States and one representative office in Seoul, Korea. Nara Bank operates full-service branches in California and New York with loan production offices in California, Washington, Colorado, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol "NARA."

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Form 10-Q for the quarter ended March 31, 2004 and its Annual Report on Form 10-K/A for the year ended December 31, 2003, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT INFORMATION:

Benjamin B. Hong, President and Chief Executive Officer
213-639-1700

Timothy T. Chang, Chief Financial Officer
213-637-2596

Annie Ahn, Public Relations
213-427-6315

                               NARA BANCORP, INC.
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                        (UNAUDITED: DOLLARS IN THOUSANDS)

                                                                JUNE 30, 2004    DEC. 31, 2003    JUNE 30, 2003
                                                                -------------    -------------    -------------
ASSETS

Cash and due from banks                                         $      34,237    $       3,428    $      32,197
Term fed funds sold                                                    10,000            5,000           30,000
Federal funds sold                                                     64,600           37,200            2,200
Securities available for sale, at fair value                          124,773          126,412          143,638
Securities held to maturity, at cost (fair value $2,098
at June 30, 2004, $2,148 at December 31, 2003, and $3,048
at June 30, 2003)                                                       2,001            2,001            2,808
FHLB and other equity securities                                        6,206            5,958            5,938
Loans                                                               1,105,367        1,001,265          810,050
Allowance for loan losses                                             (14,296)         (12,471)         (10,048)
                                                                -------------    -------------    -------------
Net loans                                                           1,091,071          988,794          800,002
                                                                -------------    -------------    -------------
Accrued interest receivable                                             4,476            4,718            4,513
Premises and equipment, net                                             7,543            6,766            4,938
Goodwill                                                                1,909            1,909              875
Intangible assets, net                                                  4,440            4,855            1,372
Other assets                                                           45,771           72,987           41,822
                                                                -------------    -------------    -------------
  Total assets                                                  $   1,397,027    $   1,260,028    $   1,068,931
                                                                =============    =============    =============

LIABILITIES

Deposits                                                        $   1,220,643    $   1,061,415    $     862,649
Borrowings                                                             32,000           60,000           93,500
Junior subordinate debentures                                          39,268           39,268           23,803
Accrued interest payable                                                3,124            3,291            3,406
Other liabilities                                                      11,477           11,057           12,494
                                                                -------------    -------------    -------------
  Total liabilities                                                 1,306,512    $   1,175,031          995,852
                                                                -------------    -------------    -------------

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, authorized 40,000,000
shares at June 30, 2004 and 20,000,000 shares at
December 31, 2003, shares issued and outstanding
23,200,838 at 23 June 30, 2004 and 23,120,178 at December
31, 2003                                                        $          23    $          23    $          22
Capital surplus                                                        43,590           43,047           33,510
Deferred compensation                                                      (6)             (10)             (14)
Retained earnings                                                      49,463           41,992           35,479
Accumulated other comprehensive income                                 (2,555)             (55)           4,082
                                                                -------------    -------------    -------------
  Total stockholders' equity                                           90,515           84,997           73,079
                                                                -------------    -------------    -------------

  Total liabilities and stockholders' equity                    $   1,397,027    $   1,260,028    $   1,068,931
                                                                =============    =============    =============

                               NARA BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
          (UNAUDITED: DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                       THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                                       ----------------------------   ----------------------------
                                                                           2004            2003           2004            2003
                                                                       ------------    ------------   ------------    ------------
INCOME STATEMENT

Interest income:
  Loans                                                                $     15,930    $     12,494   $     30,810    $     23,962
  Securities                                                                  1,242           1,508          2,583           2,910
  Federal funds sold                                                             71             202            136             391

  Other investment, including TCD with other financial institution               77              86            133             135
  Interest rate swaps                                                           905             816          1,810           1,649
                                                                       ------------    ------------   ------------    ------------
    Total interest income                                                    18,225          15,106         35,472          29,047
                                                                       ------------    ------------   ------------    ------------

Interest expenses:
  Deposits                                                                    3,375           3,314          6,457           6,610
  Borrowings                                                                    801             769          1,653           1,542
                                                                       ------------    ------------   ------------    ------------
    Total interest expense                                                    4,176           4,083          8,110           8,152
                                                                       ------------    ------------   ------------    ------------

    Net interest income                                                      14,049          11,023         27,362          20,895
Provision for loan losses                                                     1,300           1,100          2,800           2,400
                                                                       ------------    ------------   ------------    ------------
  Net interest income after provision for loan losses                        12,749           9,923         24,562          18,495
                                                                       ------------    ------------   ------------    ------------

Noninterest income:
  Service charge on deposits                                                  2,035           1,878          4,062           3,602
  Other charges and fees                                                      2,059           1,837          3,958           3,450
  Gain on sale of loans                                                       2,219             837          3,157           2,037
  Gain on sale of securities                                                    103              28            408             186
  (Loss)/gain on valuation of interest rate hedging                          (1,026)            280           (306)            427
                                                                       ------------    ------------   ------------    ------------
    Total noninterest income                                                  5,390           4,860         11,279           9,702
                                                                       ------------    ------------   ------------    ------------

Noninterest expense:
  Personnel                                                                   5,520           5,248         10,402           9,809
  Occupancy                                                                   1,319           1,079          2,586           2,110
  Furniture and equipment                                                       484             363            903             739
  Advertising and marketing                                                     491             324            797             659
  Communications                                                                163             149            324             298
  Data processing                                                               631             541          1,204           1,006
  Professional fees                                                             766             457          1,318             910
  Office supplies and forms                                                     120              94            219             178
  Other than temporary impairment charge                                        123               -          1,757               -
  Other expenses                                                              1,063             858          2,060           1,663
                                                                       ------------    ------------   ------------    ------------
    Total noninterest expense                                                10,680           9,113         21,570          17,372
                                                                       ------------    ------------   ------------    ------------

Income before income taxes                                                    7,459           5,670         14,271          10,813
Income tax provisions                                                         2,914           2,254          5,582           4,174
                                                                       ------------    ------------   ------------    ------------
Net Income                                                             $      4,545    $      3,416   $      8,689    $      6,639
                                                                       ============    ============   ============    ============

Earnings Per Share:
  Basic                                                                $       0.20    $       0.16   $       0.37    $       0.31
  Diluted                                                              $       0.19    $       0.15   $       0.36    $       0.29

Average Shares Outstanding
  Basic                                                                  23,168,883      21,466,808     23,181,561      21,514,554
  Diluted                                                                24,450,733      22,646,340     24,461,073      22,659,406

                               NARA BANCORP, INC.
                                SUPPLEMENTAL DATA
          (UNAUDITED: DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                             AT OR FOR THE THREE MONTHS ENDED JUNE 30,   AT OR FOR THE SIX MONTHS ENDED JUNE 30,
                                             -----------------------------------------   ---------------------------------------
                                                     2004                2003                    2004                2003
                                                    -----               -----                   -----               -----
Profitability measures:
  ROA                                                1.36%               1.31%                   1.34%               1.31%
  ROE                                               19.26%              19.33%                  19.06%              19.32%
  Net interest margin                                4.54%               4.74%                   4.54%               4.43%
  Efficiency ratio                                  54.94%              57.38%                  55.82%              56.78%
  Yield on average interest-earning assets           5.89%               6.27%                   5.89%               6.16%
  Cost of interest bearing liabilities               1.85%               2.30%                   1.86%               2.37%
  Average cost of deposit during the period          1.19%               1.56%                   1.18%               1.58%

                                                   FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                  ----------------------------  ----------------------------
                                                  JUNE 30, 2004  JUNE 30, 2003  JUNE 30, 2004  JUNE 30, 2003
                                                  -------------  -------------  -------------  -------------
AVERAGE BALANCES
Net interest earning assets                       $   1,237,464  $     964,383  $   1,204,268  $     943,254
Gross loan                                            1,091,380        776,555      1,059,686        758,275
Other Assets                                             99,069         75,555         95,379         67,720
                                                  -------------  -------------  -------------  -------------
Total assets                                          1,336,533      1,039,938      1,299,647      1,010,974
                                                  -------------  -------------  -------------  -------------
Deposits:
  Noninterest bearing demand deposits             $     326,139  $     244,699  $     322,611  $     238,741
  Savings and interest bearing demand deposits          338,280        231,192        320,924        226,648
  Time deposits                                         467,943        376,409        453,830        369,533
                                                  -------------  -------------  -------------  -------------
    Total deposits                                    1,132,362        852,300      1,097,365        834,922
Borrowings                                               57,334         83,401         58,343         74,102
Junior subordinated debentures                           37,122         18,492         37,118         17,956
Interest bearing liabilities                            900,679        709,494        870,215        688,239
Other liabilities                                        15,308         15,065         15,650         15,276
                                                  -------------  -------------  -------------  -------------
Total liabilities                                     1,242,126        969,258      1,208,476        942,256
                                                  -------------  -------------  -------------  -------------
Equity                                            $      94,407  $      70,680  $      91,171  $      68,718

                                                  JUNE 30, 2004  DECEMBER 31, 2003   JUNE 30, 2003
                                                  -------------  -----------------  ---------------
LOAN PORTFOLIO ANALYSIS:
Real Estate                                       $     643,016  $         575,930  $       421,940
Commercial                                              264,904            238,798          222,667
Trade Finance                                            63,797             62,741           44,861
SBA Loans                                                71,251             62,589           61,641
Consumer and Other Loans                                 64,907             63,371           60,482
                                                  -------------  -----------------  ---------------
  Loans outstanding                                   1,107,875          1,003,429          811,591
Unamortized Deferred Loan Fees                           (2,508)            (2,164)          (1,541)
                                                  -------------  -----------------  ---------------
  Loans, net of unearned loan fees                $   1,105,367  $       1,001,265  $       810,050
                                                  =============  =================  ===============

                                                                      FOR THE SIX MONTHS ENDED
                                                                 ----------------------------------
                                                                   JUNE 30, 2004      JUNE 30, 2003
                                                                 -----------------    -------------
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period                                   $          12,471    $       8,458
Provision for Loan Losses                                                    2,800            2,400
Recoveries                                                                     457              192
Charge Offs                                                                 (1,432)          (1,002)
                                                                                 -
                                                                 -----------------    -------------
Balance at End of Period                                         $          14,296    $      10,048
                                                                 =================    =============
Annualized net charge-off / Average gross loan ratio                          0.18%            0.21%

                                                                JUNE 30, 2004    DECEMBER 31, 2003    JUNE 30, 2003
                                                                -------------    -----------------    -------------
NON-PERFORMING ASSETS
Delinquent Loans on Non-Accrual Status                          $       4,857    $           4,855    $       2,592
Delinquent Loans on Accrual Status                                          -                  209                -
                                                                -------------    -----------------    -------------
Total Non-Performing Loans                                              4,857                5,064            2,592
Restructured Loans                                                        359                  529              424
                                                                -------------    -----------------    -------------
Total Non-Performing Assets                                     $       5,216    $           5,593    $       3,016
                                                                =============    =================    =============
Non-Performing Assets/ Total Assets                                      0.37%                0.44%            0.28%
Non-Performing Loans/Gross Loans                                         0.44%                0.51%            0.32%
Loan Loss Allowance/ Gross Loans                                         1.29%                1.25%            1.24%
Loan Loss Allowance/ Non-Performing Loans                                 274%                 257%             333%

                                                                JUNE 30, 2004    DECEMBER 31, 2003    JUNE 30, 2003
                                                                -------------    -----------------    -------------
SELECTED DEPOSIT DATA
  Noninterest bearing demand deposits                           $     333,570    $         325,647    $     263,256
  Savings and interest bearing demand deposits                        426,620              291,628          235,061
  Time deposits                                                       460,453              444,140          364,332
                                                                -------------    -----------------    -------------
    Total deposit                                               $   1,220,643    $       1,061,415    $     862,649
                                                                -------------    -----------------    -------------

                                                                JUNE 30, 2004    DECEMBER 31, 2003    JUNE 30, 2003
                                                                -------------    -----------------    -------------
SELECTED EQUITY DATA
  Total stockholders' equity                                           90,515               84,997           73,066
  Tier 1 risk-based capital ratio                                       10.04%                9.82%           10.02%
  Total risk-based capital ratio                                        12.18%               11.78%           11.16%
  Tier 1 leverage ratio                                                  8.69%                8.84%            7.91%
  Book value per share                                          $        3.90    $            3.68    $        3.39